EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Priority Healthcare Corporation of our report dated February 18, 2003, except as to Note 2, which is dated March 20, 2003, relating to the financial statements, which appears in the Annual Report of Priority Healthcare Corporation on Form 10-K for the year ended December 28, 2002. We also consent to the incorporation by reference of our report dated February 18, 2003, except as to Note 2, which is dated March 20, 2003, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/    PricewaterhouseCoopers LLP

        PricewaterhouseCoopers LLP

Orlando, Florida

May 29, 2003